Exhibit 99.1

Blackout Notice for
Merchants and Manufacturers Bancorporation 401(k) Salary Savings Plan
March 7, 2005

To the Directors and Executive Officers of Merchants and Manufacturers Bancorporation, Inc.

On March 3, 2005, a notice was sent to all participants in the Merchants and Manufacturers Bancorporation 401(k) Salary Savings Plan (the "Plan") notifying them of changes in the Plan's investment options and recordkeeper, and the resulting blackout period beginning on April 2, 2005 and ending on April 29, 2005. During this blackout period, Plan participants will be unable to direct or diversify investments in their individual accounts, or obtain a loan or distribution from the Plan. Also, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during this blackout period, you are prohibited from purchasing, selling or otherwise acquiring or transferring any shares of common stock of Merchants and Manufacturers Bancorporation, Inc. (the "Company") that you are deemed to have acquired in connection with your service as a director or executive officer of the Company. This prohibition includes, for example, exercises of stock options granted by the Company as well as sales of shares acquired upon exercise of stock options.

The Sarbanes-Oxley Act of 2002 requires that the plan administrator provide advance written notice to participants and beneficiaries of any blackout period. A "blackout period" is defined in the Sarbanes-Oxley Act of 2002 as any period of more than three consecutive business days during which participants or beneficiaries are unable to direct or diversify their plan account balances, obtain plan loans or obtain distributions. The notice to participants must be provided at least 30 days, but not more than 60 days, in advance of the last date on which participants and beneficiaries can exercise the affected rights immediately before the commencement of any blackout period. Participants were notified in a timely manner by the March 3, 2005 notice.

Pursuant to Rule 104 of Regulation BTR, in any case in which an executive officer or director is subject to Rule 306 of the Sarbanes-Oxley Act of 2002, the issuer must notify each executive officer and director and the Securities and Exchange Commission of the blackout period. This notice to executive officers and directors must be sent at least five business days after the date of the plan administrator's notice of the blackout period to the issuer. That requirement is being satisfied with this notice.

Please note that it is often complicated to determine if shares of the Company's common stock that you hold or acquire may be deemed to have been acquired in connection with your service as a director or executive officer of the Company and there are also limited exceptions to the prohibition on such transactions. As a result, you should not make any transaction involving shares of the Company's common stock during the blackout period unless you first contact Donna Sweet to determine the limits applicable to you. If you should have any questions regarding this notice, please feel free to contact Donna Sweet.

Donna Sweet
Executive Vice President/Director of Human Resources
Merchants and Manufacturers Bancorporation, Inc.
5445 South Westridge Drive, New Berlin, WI 53151
Phone: 414-329-6110
E-mail: donna.sweet@cfg-mail.com